Exhibit 10.2

To:	Teleflex Incorporated
155 South Limerick Road
Limerick, PA 19468

From:	JPMorgan Chase Bank, National Association
P.O. Box 161
60 Victoria Embankment
London EC4Y 0JP
England

Re:	Convertible Bond Hedge Transaction

Date:	August 3, 2010
Dear Sir(s):
     The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between JPMorgan Chase Bank, National Association, London Branch (“Dealer”) and Teleflex Incorporated (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.
     1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern. Certain defined terms used herein have the meanings assigned to them in the Base Indenture to be dated as of August 2, 2010 among Counterparty, guarantor subsidiaries party thereto and Wells Fargo Bank, N.A., as trustee (the “Base Indenture”), as amended and supplemented by a Supplemental Indenture to be dated as of August 9, 2010 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), relating to the USD 350,000,000 principal amount of 3.875% Convertible Senior Subordinated Notes due 2017 (the “Convertible Securities”). In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern. For the avoidance of doubt, references herein to sections of the Supplemental Indenture and to the definitions in the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of the Supplemental Indenture or to the definitions in the Indenture are changed, added or renumbered between the execution of this Confirmation and the execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties, as evidenced by such draft of the Indenture. The parties further acknowledge that references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended, modified or supplemented following its execution, any such amendment, modification or supplement will be disregarded for purposes of this Confirmation (other than Section 8(b)(i)(y) below) unless the parties agree otherwise in writing. The Transaction is subject to early unwind if the closing of the Convertible Securities is not consummated for any reason, as set forth below in Section 8(k).
     Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in
JPMorgan Chase Bank, National Association
Organised under the laws of the United States as a National Banking Association
Main Office 1111 Polaris Parkway, Columbus, Ohio 43271
Registered as a branch in England & Wales branch No. BR000746
Registered Branch Office 125 London Wall, London EC2Y 5AJ
Authorised and regulated by the Financial Services Authority reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.
     This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement, as published by ISDA, as if Dealer and Counterparty had executed an agreement in such form on the date hereof (but without any Schedule except for (i) the election of US Dollars (“USD”) as the Termination Currency and (ii) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to both parties, provided that (a) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi); (b) the following language shall be added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable the party to make the payment when due; and (iii) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”; (c) “Specified Indebtedness” will have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business; and (d) “Threshold Amount” means in relation to Dealer, two percent (2%) of shareholders’ equity of JPMorgan Chase & Co. (the “Dealer Parent”) and in relation to Counterparty, USD 50 million.
     All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.
     The Transaction hereunder shall be the sole Transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.
     2. The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:
General Terms:

Trade Date:	August 3, 2010

Effective Date:	The closing date of the initial issuance of the Convertible Securities.

Option Style:	Modified American, as described under “Procedures for Exercise” below.

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	The common stock of Counterparty, par value USD 1.00 (Ticker Symbol: “TFX”).

Number of Options:	The number of Convertible Securities in denominations of USD 1,000 principal amount issued by Counterparty on the closing date for the initial issuance of the Convertible Securities; provided that, the Number of Options shall be automatically increased as of the date of exercise by the “Underwriters” (as defined in the Underwriting Agreement), of their option pursuant to Section 2 of the Underwriting Agreement between Counterparty and Goldman, Sachs & Co., Jefferies & Company, Inc., Morgan Stanley & Co. Incorporated, Merrill, Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc., as representatives of the Underwriters (the “Underwriting Agreement”), by the number of Convertible Securities in denominations of USD 1,000 principal amount issued pursuant to such exercise (such Convertible Securities, the “Additional Convertible Securities”). For the avoidance of doubt, the Number of Options outstanding shall be reduced by each exercise of Options hereunder.

Option Entitlement:	As of any date, a number of Shares per Option equal to the “Conversion Rate” (as defined in the Indenture, but without regard to any adjustments to the Conversion Rate pursuant to a Fundamental Change Adjustment or a Discretionary Adjustment).

Applicable Percentage	[ ]%

Fundamental Change Adjustment:	Any adjustment to the Conversion Rate pursuant to Section 4.06 of the Supplemental Indenture.

Discretionary Adjustment:	Any adjustment to the Conversion Rate pursuant to Section 4.04(f) or (g) of the Supplemental Indenture.

Strike Price:	As of any date, an amount in USD, rounded to the nearest cent (with 0.5 cents being rounded upwards), equal to USD 1,000 divided by the Option Entitlement as of such date.

Number of Shares:	The product of (i) the Number of Options, (ii) the Option Entitlement and (iii) the Applicable Percentage.

Premium:	USD [ ] (Premium per Option USD [ ]); provided that, if the Number of Options is increased pursuant to the proviso to the definition of “Number of Options” above, an additional Premium equal to the product of the number of Options by which the Number of Options is so increased and the Premium per Option shall be paid on the Additional Premium Payment Date.

Premium Payment Date:	The Effective Date

Additional Premium Payment Date:	The closing date for the purchase and sale of the Additional Convertible Securities.

Exchange:	New York Stock Exchange

Related Exchange:	All Exchanges

Procedures for Exercise:

Exercise Dates:	Each Conversion Date

Conversion Date:	Each “Conversion Date” (as defined in the Indenture)

occurring during the Exercise Period for Convertible Securities, each in denominations of USD 1,000 principal amount (such Convertible Securities, the “Relevant Convertible Securities” for such Conversion Date).

Exercise Period:	The period from and excluding the Effective Date to and including the Expiration Date.

Expiration Date:	The earlier of (i) the last day on which any Convertible Securities remain outstanding and (ii) the second “Scheduled Trading Day” (as defined in the Indenture) immediately preceding the “Stated Maturity” (as defined in the Indenture).

Automatic Exercise on Conversion Dates:	Applicable; and means that on each Conversion Date, a number of Options equal to the number of Relevant Convertible Securities for such Conversion Date in denominations of USD 1,000 principal amount shall be automatically exercised, subject to “Notice of Exercise” below.

Notice Deadline:	In respect of any exercise of Options hereunder on any Conversion Date, 4:00 P.M., New York City time, on the Scheduled Trading Day immediately preceding the first Scheduled Trading Day of the relevant “Cash Settlement Averaging Period” (as defined in the Indenture)(or if Counterparty has elected “Physical Settlement” (as defined in the Indenture), the second Scheduled Trading Day immediately following the Conversion Date); provided that, in the case of any exercise of Options hereunder in connection with the conversion of any Relevant Convertible Securities for any Conversion Date occurring during the period from and including May 1, 2017 (or if Counterparty has elected Physical Settlement or “Combination Settlement” (as defined in the Indenture) with the “Specified Dollar Amount” (as defined in the Indenture) of less than USD 1,000 and such election is effective on the 165th Scheduled Trading Day prior to the Stated Maturity, which is December 2, 2016, then from and including such date) to and including the Expiration Date (such period, the “Final Conversion Period”), the Notice Deadline shall be 4:00 P.M., New York City time, on the Scheduled Trading Day immediately preceding the Stated Maturity.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions, subject to the provisos below, Dealer shall have no obligation to make any payment or delivery in respect of any exercise of Options hereunder and such obligation in respect of such exercise shall be permanently extinguished unless Counterparty notifies Dealer in writing prior to the Notice Deadline in respect of such exercise, of (i) the number of Relevant Convertible Securities being converted on the related Conversion Date, (ii) the scheduled settlement date under the Indenture for the Relevant Convertible Securities for such Conversion Date, (iii) whether Physical Settlement, “Cash Settlement” (as defined in the Indenture) or Combination Settlement will apply to the Relevant Convertible Securities and, if Combination Settlement applies, the Specified Dollar Amount and (iv) the first Scheduled Trading Day of the relevant Cash Settlement Averaging Period; provided that:

(i) in the case of any exercise of Options in connection with the conversion of any Relevant Convertible Securities for any Conversion Date occurring during the Final Conversion Period, such notice shall include only (x) the number of Relevant Convertible Securities being converted during the Final Conversion Period and (y) the scheduled settlement date under the Indenture for such Relevant Convertible Securities; and

(ii) notwithstanding the foregoing, other than during the Final Conversion Period, such notice (and the related automatic exercise of such Options) shall be effective if given after the relevant Notice Deadline but prior to 4:00 P.M. (New York City time) on the fifth Scheduled Trading Day of such Cash Settlement Averaging Period, in which case the Calculation Agent shall have the right to adjust the combination settlement amount, as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and reasonable expenses incurred by Dealer in connection with its hedging activities (including the unwinding of any hedge position) as a result of its not having received such notice prior to the Notice Deadline.

Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act (as defined below) and the rules and regulations thereunder, in respect of any election of a settlement method with respect to the Convertible Securities.

For the avoidance of doubt, subject to proviso (ii) above, if Counterparty fails to give such notice when due in respect of any exercise of Options hereunder, Dealer’s obligation to make any payment or delivery in respect of such exercise shall be permanently extinguished, and late notice shall not cure such failure.

Notice of Final Convertible Security Settlement Method:	Counterparty shall notify Dealer in writing of the final settlement method elected (and, if applicable, the Specified Dollar Amount) before 4:00 P.M. (New York City time) on the earlier to occur of (x) the date on which it makes the irrevocable election in accordance with Section 4.03(a)(1) of the Supplemental Indenture and (y) the 165th Scheduled Trading Day prior to the Stated Maturity. The so-elected settlement method and, if applicable, the related Specified Dollar Amount shall be applicable to Relevant Convertible Securities with a Conversion Date occurring during the Final Conversion Period.

Dealer’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	As specified in Section 6(b) below.

Settlement Terms:

Settlement Date:	For any Exercise Date, the settlement date for the cash (if any) and/or Shares (if any) to be delivered in respect of the Relevant Convertible Securities for the relevant Conversion Date under the terms of the Indenture; provided that, the Settlement Date shall not be prior to the latest of (i) the date one Settlement Cycle following the final day of the relevant Cash Settlement Averaging Period (and, for the avoidance of doubt, “Cash Averaging Period” with respect to Physical Settlement means the Cash Settlement Averaging Period as described under Delivery Obligation Settlement Method) or (ii) the Exchange Business Day immediately following the date on which Counterparty gives notice to Dealer of such Settlement Date prior to 12:00 P.M., New York City time.

Delivery Obligation Settlement Method:	Notwithstanding the settlement method actually elected by Counterparty to satisfy its conversion obligation in respect of the Relevant Convertible Securities, for purposes of calculating the Delivery Obligation only, Counterparty shall be deemed to have elected Combination Settlement in accordance with Section 4.03(a)(1) of the Supplemental Indenture, provided that, if Counterparty provides a Notice of Exercise or a Notice of Final Convertible Security Settlement Method, as the case may be, specifying:

(i) Cash Settlement, the “Daily Specified Dollar Amount” (as defined in the Indenture) will be deemed to equal the actual “Daily Conversion Value” (as defined in the Indenture);

(ii) Combination Settlement and a Specified Dollar Amount greater than or equal to USD 1,000, then such Specified Dollar Amount will apply;

(iii) Physical Settlement or Combination Settlement and with the Specified Dollar Amount less than USD 1,000, then the Delivery Obligation will be calculated as if (x) the Specified Dollar Amount was USD 1,000 per Relevant Convertible Security and (y) the relevant Cash Settlement Averaging Period referenced in Section 4.03(a)(2)(c) of the Supplemental Indenture consisted of 160 Trading Days commencing on (I) the third Scheduled Trading Day after the Conversion Date for conversions occurring prior to the Final Conversion Period or (II) the 162nd Scheduled Trading Day prior to the Stated Maturity for conversions occurring during the Final Conversion Period.

Delivery Obligation:	In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above, in respect of an Exercise Date, Dealer will deliver to Counterparty on the related Settlement Date (subject to Delivery Obligation Settlement Method above, the “Delivery Obligation”):

(i) a number of Shares equal to the product of (x) the number of the Relevant Convertible Securities, (y) the Applicable Percentage and (z) the sum of “Daily Deliverable Shares” (as defined in the Indenture), if any, for all Trading Days during the relevant Cash Settlement Averaging Period that Counterparty would have been obligated to deliver to holder(s) of the Relevant Convertible Securities for such Conversion Date in respect of each Relevant Convertible Security pursuant to Section 4.03(a)(2)(c) of the Supplemental Indenture (except that such number of Daily Deliverable Shares shall be determined without taking into consideration any rounding pursuant to Section 4.04(i) of the Supplemental Indenture and such product shall be rounded down to the nearest whole number) and cash in lieu of fractional shares, if any, resulting from such rounding; and/or

(ii) cash equal to the product of (x) the number of the Relevant Convertible Securities, (y) the Applicable Percentage and (z) the sum for all Trading Days during the relevant Cash Settlement Averaging Period of the excess, if any on any such Trading Day, of (A) the “Daily Principal Portion” (as defined in the Indenture) that Counterparty would be obligated to deliver to holder(s) of the Relevant Convertible Securities for such Conversion Date in respect of each Relevant Convertible Security pursuant to Section 4.03(a)(2)(c) of the Supplemental Indenture over (B) the quotient of (1) USD 1,000 divided by (2) the number of Trading Days during the relevant Cash Settlement Averaging Period;

provided that, the Delivery Obligation shall be determined excluding any Shares and/or cash that Counterparty is obligated to deliver to holder(s) of the Relevant Convertible Securities as a direct or indirect result of any adjustments to the Conversion Rate pursuant to a Fundamental Change Adjustment or a Discretionary Adjustment and any interest payment that Counterparty is (or would have been) obligated to deliver to holder(s) of the Relevant Convertible Securities for such Conversion Date; and

provided further that, if such exercise relates to the conversion of Relevant Convertible Securities in connection with which holders thereof are entitled to receive additional Shares and/or cash pursuant to a Fundamental Change Adjustment, then, notwithstanding the foregoing proviso, the Delivery Obligation shall include such additional Shares and/or cash otherwise excluded pursuant to such proviso, except that the Delivery Obligation shall be capped so that the value of the Delivery Obligation (with the value of any Shares included in the Delivery Obligation determined by the Calculation Agent using the open trading price on the last day of the relevant Cash Settlement Averaging Period) does not exceed the amount as determined by the Calculation Agent that would be payable by Dealer pursuant to Section 6 of the Agreement if such Conversion Date were an Early Termination Date resulting from an Additional Termination Event with respect to which the Transaction was the sole Affected Transaction and Counterparty was the sole Affected Party (determined without regard to Section 8(c) of this Confirmation) (except that, for purposes of determining such amount (x) the Number of Options shall be deemed to be equal to the number of Options exercised on such Exercise Date and (y) such amount payable will be determined as if the Fundamental Change Adjustment provisions were deleted from the Indenture). The Calculation Agent shall use its commercially reasonable efforts to apply such cap to the Delivery Obligation in a manner that preserves, as reasonably practicable, the relative proportions of cash and Shares comprising the Delivery Obligation prior to the application of such cap. In addition to the cap described above, in all events the Delivery Obligation in respect of each Relevant Convertible Security shall be capped at (x) the value of the cash and/or Shares deliverable to a holder of a Relevant Convertible Security under the Indenture (determined using the settlement method applicable to such Relevant Convertible Security under the Indenture and using the open trading price per Share on the Exchange on the relevant Settlement Date) (such cash and/or Shares, the “Convertible Obligation”) minus (y) USD 1,000. For the avoidance of doubt, if the Daily Conversion Value for any of the “Trading Days” (as defined in the Indenture) occurring in the relevant Cash Settlement Averaging Period is less than or equal to the quotient of (1) USD 1,000 divided by (2) the number of Trading Days during the relevant Cash Settlement Averaging Period per Convertible Security (in denominations of USD 1,000), Dealer will have no delivery obligation hereunder in respect of the related Exercise Date and such Trading Day.

Notice of Convertible Obligation:	No later than the Exchange Business Day immediately following the last day of the relevant Cash Settlement Averaging Period, Counterparty shall give Dealer notice of the final number of Shares and/or amount of cash comprising the relevant Convertible Obligation; provided that, with respect to any Exercise Date occurring during the Final Conversion Period, Counterparty may provide Dealer with a single notice of the aggregate number of Shares and/or amount of cash comprising the Convertible Obligations for all Exercise Dates occurring during such period (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to Notice of Exercise or Notice of Final Convertible Security Settlement Method, as set forth above, in any way).

Other Applicable Provisions:	To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction; provided that, the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist solely as a result of the fact that Counterparty is the issuer of the Shares.

Restricted Certificated Shares:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver Shares required to be delivered to Counterparty hereunder in certificated form in lieu of delivery through the Clearance System. With respect to such certificated Shares, the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by deleting the remainder of the provision after the word “encumbrance” in the fourth line thereof.
Adjustments:
Method of Adjustment:	Notwithstanding Section 11.2(c) of the Equity Definitions, upon the occurrence of any event or condition set forth in Section 4.04 of the Supplemental Indenture, the Calculation Agent shall make a corresponding adjustment to the terms relevant to the exercise, settlement or payment of the Transaction. Promptly upon the occurrence of any

“Adjustment Event” (as defined in the Indenture), Counterparty shall notify the Calculation Agent of such Adjustment Event and, once the adjustments to be made to the terms of the Indenture and the Convertible Securities in respect of such Adjustment Event have been determined, Counterparty shall promptly notify the Calculation Agent in writing of the details of such adjustments; provided that, notwithstanding the foregoing, if any Adjustment Event occurs during the Cash Settlement Averaging Period with respect to a Physical Settlement or Combination Settlement with a Specified Dollar Amount of less than USD 1,000, but no adjustment was made to any Convertible Note under the Indenture because the relevant “Holder” (as defined in the Indenture) was a record owner of the underlying Shares on the related Conversion Date, then the Calculation Agent shall make an adjustment, as reasonably determined by it, to the terms hereof in order to account for such Adjustment Event to preserve the fair value of the Transaction to the parties.

Dividends:	If at any time during the period from and including the Trade Date, to but excluding the Expiration Date, (i) an ex-dividend date for a regular quarterly cash dividend occurs with respect to the Shares (an “Ex-Dividend Date”), and that dividend is less than the Regular Dividend on a per Share basis or (ii) if no Ex-Dividend Date for a regular quarterly cash dividend occurs with respect to the Shares in any quarterly dividend period of Counterparty, then the Calculation Agent will make a corresponding adjustment to any one or more of the Strike Price, Number of Options, Option Entitlement and/or any other variable relevant to the exercise, settlement, payment or other terms of the Transaction to preserve the fair value of the Options to Dealer after taking into account such dividend or lack thereof. “Regular Dividend” shall mean USD 0.34 per Share per quarter.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in Section 4.07(a) of the Supplemental Indenture.

Consequences of Merger Events:	Notwithstanding Section 12.2 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent shall make a corresponding adjustment to the terms relevant to the exercise, settlement or payment of the Transaction; provided that, such adjustment shall be made without regard to any adjustment to the Conversion Rate pursuant to a Fundamental Change Adjustment or a Discretionary Adjustment; provided further that, the Calculation

Agent shall make any such adjustment referenced in this paragraph to preserve the fair value of the Transaction to the parties immediately prior to the Announcement Date of such Merger Event and shall make any additional adjustments as of the closing date of such Merger Event or the date on which the Calculation Agent reasonably determines that such Merger Event will not occur; and provided further that if, with respect to a Merger Event, the consideration that holders of Shares receive for the Shares includes shares of an entity or person not organized under the laws of the United States, any state thereof or the District of Columbia (such shares, the “Non-US Consideration”), the Calculation Agent may make adjustments to the Transaction, or request that Counterparty make Dealer whole, for any additional costs incurred by Dealer resulting from (i) any non-U.S. withholding tax with respect to such Non-US Consideration, (ii) any Tax as a result of the Merger Event and/or (iii) changes to the Hedge Positions maintained by Dealer in connection with such Non-US Consideration.

Notice of Merger Consideration and Consequences:	Upon the occurrence of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall reasonably promptly (but in any event prior to the relevant Merger Date) notify the Calculation Agent of (i) the type and amount of consideration that a holder of Shares would have been entitled to in the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause Shares to be converted into the right to receive more than a single type of consideration, (ii) if holders of a majority of Shares affirmatively make such an election, the weighted average of the types and amounts of consideration to be received by the holders of Shares that affirmatively make such an election (or if holders of less than a majority of Shares affirmatively make such an election, the types and amount of consideration actually received by such holders), and (iii) the details of the adjustment to be made under the Indenture in respect of such Merger Event.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re- quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the

Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that, Section 12.9(a)(ii) shall be amended by inserting, at the end thereof, the words “, after using commercially reasonable efforts to avoid such increased cost”.

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Applicable; provided that, Section 12.9(a)(v) of the Equity Definitions is hereby modified by inserting the following two phrases at the end of such Section:
“For the avoidance of doubt, the term “equity

price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”
(e) Increased Cost of Hedging:	Applicable; provided that, Section 12.9(a)(vi) shall be amended by inserting, in the first line thereof after the word “incur”, the words “, after using commercially reasonable efforts to avoid any increased costs contemplated hereunder”.

Hedging Party:	Dealer

Determining Party:	Dealer; provided that, upon receipt of written request from Counterparty, Determining Party shall promptly (but in no event later than within seven Scheduled Trading Days from the receipt of such request) provide Counterparty with a written explanation describing in reasonable detail any determination made by it (including any quotations, market data or information from internal sources used in making such calculations, but without disclosing Dealer’s proprietary models).

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:	Dealer; provided that, upon receipt of written request from Counterparty, Calculation Agent shall promptly (but in no event later than within seven Scheduled Trading Days from the receipt of such request) provide Counterparty with a written explanation describing in reasonable detail any calculation, adjustment or determination made by it (including any quotations, market data or information from internal sources used in making such calculations, but without disclosing Dealer’s proprietary models).
4. Account Details:
     Dealer Payment Instructions:
[ ]
ABA No.:[ ]
Acct.: [ ]
Acct. No.:[ ]
SWIFT: [ ]
     Counterparty Payment Instructions:
To be provided by Counterparty.
5. Offices:
     The Office of Dealer for the Transaction is: London
JPMorgan Chase Bank, National Association
London Branch
P.O. Box 161
60 Victoria Embankment
London EC4Y 0JP
England
     The Office of Counterparty for the Transaction is:
155 South Limerick Road, Limerick, Pennsylvania 19468
6.	Notices: For purposes of this Confirmation:
(a)	Address for notices or communications to Counterparty:
To: Teleflex Incorporated
Attn: Richard A. Meier
155 South Limerick Road
Limerick, Pennsylvania 19468
Telephone: (610) 948-5100
Facsimile: (610) 948-5101
(b)	Address for notices or communications to Dealer:
To: JPMorgan Chase Bank, National Association
4 New York Plaza, Floor 18
New York, NY 10004-2413
Attention: Mariusz Kwasnik
Title: Operations Analyst, EDG Corporate Marketing
Telephone No.: (212) 623-7223
Facsimile No.: (212) 623-7719
7.	Representations, Warranties and Agreements:

     (a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:
     (i) On the Trade Date and as of the date of any election by Counterparty of the Share Termination Alternative under (and as defined in) Section 8(c) below, (A) Counterparty is not aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.
     (ii) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (or any successor issue statements).
     (iii) Counterparty has not received notice that is the subject of a tender offer made under Section 14(d)(1) of the Exchange Act and has not commenced any tender offer that would be subject to Rule 13e-4 under the Exchange Act.
     (iv) Prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request.
     (v) Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress the price of the Shares (or any security convertible into or exchangeable for Shares) for the purposes of inducing the purchase or sale of the Shares by others.
     (vi) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
     (vii) On each of the Trade Date, the Premium Payment Date and the Additional Premium Payment Date, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the Number of Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation.
     (viii) The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 1 of the Underwriting Agreement are true and correct as of the Trade Date and the Effective Date and are hereby deemed to be repeated to Dealer as if set forth herein.
     (b) Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended, and is entering into the Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.
     (c) Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to Counterparty is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.
     (d) Dealer represents to Counterparty that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto agree and acknowledge that they intend for (A) this Confirmation to be (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.
     (e) As a condition to the effectiveness of the Transaction, Counterparty shall deliver to Dealer (A) an incumbency certificate, dated as of the Trade Date, of Counterparty in customary form and (B) an opinion of counsel, dated as of the Effective Date (containing customary exceptions and qualifications) and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement.
     8. Other Provisions:
     (a) Right to Extend. Dealer may postpone any Exercise Date or Settlement Date or any other date of valuation or delivery by Dealer, with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the Delivery Obligation), if Dealer determines, in its reasonable discretion, that such extension is reasonably necessary or advisable to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock borrow market or other relevant market or to enable Dealer to effect purchases of Shares or Share Termination Delivery Units in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.
     (b) Additional Termination Events.
     (i) The occurrence of (x) an event of default with respect to Counterparty under the terms of the Convertible Securities as set forth in Section 5.01 of the Supplemental Indenture that results in an acceleration of the Convertible Securities pursuant to the terms of the Supplemental Indenture, or (y) an Amendment Event, in each case, shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party, and (A) in the case of clause (x), an Early Termination Date shall occur immediately upon the occurrence of such Additional Termination Event, and (B) in the case of clause (y), Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement; provided that, in the case of an Amendment Event, such right to designate an Early Termination Date shall be automatically extinguished after 45 days following the later of (i) Dealer’s receipt of Counterparty’s notice of the transaction or transactions contemplated by such

Amendment Event and (ii) the effective date of the transaction or transactions contemplated by such Amendment Event, if any.
     “Amendment Event” means that Counterparty amends, modifies, supplements or obtains a waiver in respect of any term of the Indenture or the Convertible Securities governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Securities (including changes to the conversion price, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Securities to amend, in each case without the prior consent of Dealer, such consent not to be unreasonably withheld.
     (ii) If any Repurchase Event occurs, (A) Counterparty shall notify Dealer as promptly as practicable of such event, (B) such an event shall be an Additional Termination Event, (C) an Early Termination Date shall be deemed to occur automatically on the date of such notice with respect to a portion of the Transaction relating to a number of Options equal to the number of Convertible Securities in denominations of USD 1,000 principal amount so repurchased, exchanged or repaid in connection with such Repurchase Event (the “Affected Portion”), but payment of the Close-out Amount in respect of such Early Termination Date shall not be due until one Settlement Cycle following the date on which Dealer delivered the statement provided pursuant to Section 6(d)(i) of the Agreement, and (D) Counterparty shall be deemed the sole Affected Party and the Affected Portion shall be deemed the sole Affected Transaction.
          “Repurchase Event” means the occurrence of any of the following:
          (1) any Convertible Securities are repurchased (whether in connection with or as a result of a fundamental change, howsoever defined, or for any other reason) by Counterparty or any of its subsidiaries;
          (2) any Convertible Securities are delivered to Counterparty in exchange for delivery of any property or assets of Counterparty or any of its subsidiaries (howsoever described);
          (3) any principal of any of the Convertible Securities is repaid prior to the final maturity date of the Convertible Securities (whether following acceleration of the Convertible Notes or otherwise); or
          (4) any Convertible Securities are exchanged by or for the benefit of the holders thereof for any other securities of Counterparty or any of its affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction.
For the avoidance of doubt, in the case of each of clauses (1) through (4), conversions of the Convertible Securities pursuant to the terms of the Indenture shall not constitute a Repurchase Event.
     (c) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If Dealer shall owe Counterparty any amount pursuant to Section 12.6, 12.7 or 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 4:00 P.M. New York City time on the relevant Announcement Date, Early Termination Date or other date of cancellation or termination in respect of an Extraordinary Event, as applicable (“Notice of Share Termination”); provided that, if Counterparty does not elect to require Dealer to satisfy its Payment Obligation by the Share Termination Alternative, Dealer shall have the right, in its sole discretion, to elect to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s failure to elect or election to the contrary; and provided further that, Counterparty shall not have the right to so elect (but, for the avoidance of doubt, Dealer shall have the right to so elect) in the event of (i) an Insolvency or a Nationalization, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s control. Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the relevant Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable:

Share Termination Alternative:	Applicable and means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.6, 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or such later date as determined in accordance with the terms of Section 8(a) or 8(g) of this Confirmation (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency or Nationalization, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency or Nationalization, as applicable. If such Insolvency or Nationalization involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other Applicable Provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”; provided that, the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws, with respect to securities comprising Share Termination Delivery Units, solely as a result of the fact that Counterparty is the issuer of any Share Termination Delivery Units (or any part thereof).

     (d) Disposition of Hedge Shares. The parties hereby agree that if, either party determines in its good faith and reasonable judgment based on the advice of counsel, any Shares (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the U.S. public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance reasonably satisfactory to Dealer and Counterparty, substantially in the form of a customary underwriting agreement for a registered secondary offering of similar size, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities of similar size, (C) provide customary legal opinions (including a disclosure opinion) of nationally recognized outside counsel to Counterparty in a form customarily addressed to underwriters in registered underwritten offerings, containing customary assumptions and qualifications of such outside counsel, each as reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form as those customarily provided to underwriters of registered offerings of equity securities of similar size and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwriters of underwritten offerings of equity securities; provided, however, that if Counterparty elects clause (i) above but the items referred to therein are not completed in a timely manner, or if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(d) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size, in form and substance reasonably satisfactory to Dealer and Counterparty, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements of equity securities of similar size, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments, in a commercially reasonable manner to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the “Daily VWAP” (as defined in the Indenture) on such Exchange Business Days, and in the amounts, requested by Dealer. This Section 8(d) shall survive the termination, expiration or early unwind of the Transaction. For the avoidance of doubt, under no circumstances shall Counterparty be obligated to make the election described in clause (iii) of the preceding sentence.
     (e) Repurchase and Conversion Rate Adjustment Notices. Counterparty shall, at least two Exchange Business Days prior to any day on which Counterparty effects any repurchase of Shares or consummates or otherwise engages in any transaction or event (a “Conversion Rate Adjustment Event”) that could reasonably be expected to lead to an increase in the Conversion Rate, give Dealer a written notice of such repurchase or Conversion Rate Adjustment Event (a “Repurchase Notice”) on such day if, following such repurchase or Conversion Rate Adjustment Event, the Notice Percentage would reasonably be expected to be (i) greater than 9.4% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof). The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares and the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(e) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses (including losses relating to the Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act or under any state or federal law, regulation or regulatory order, relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.
     (f) Transfer and Assignment. Either party may transfer or assign any of its rights or obligations under the Transaction with the prior written consent of the non-transferring party, such consent not to be unreasonably withheld or delayed; provided that, Dealer may transfer or assign without any consent of Counterparty all its rights and obligations hereunder to any of its affiliates whose obligations hereunder would be guaranteed by the Dealer Parent; if (i) an Event of Default, Potential Event of Default, or Termination Event will not occur as a result of such transfer or assignment and (ii) as a result of such transfer and assignment, Counterparty will not be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that the Counterparty would have been required to pay to the Dealer in the absence of such transfer and assignment. If at any time at which (1) the Equity Percentage exceeds 9.0% (2) the Option Equity Percentage exceeds 14.5% or (3) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under Section 203 of the Delaware General Corporation Law or other federal, state or local regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting, registration, filing or notification obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Laws and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1% of the number of Shares outstanding on the date of determination (either such condition described in clause (1), (2) or (3), an “Excess Ownership Position”), Dealer, in its discretion, is unable to effect a transfer or assignment to a third party after its commercially reasonable efforts on pricing and terms and within a time period reasonably acceptable to Dealer such that an Excess Ownership Position no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that an Excess Ownership Position no longer exists following such partial termination. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(c) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty were the sole Affected Party with respect to such partial termination, (iii) such portion of the Transaction were the only Terminated Transaction and (iv) Dealer were the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer (collectively, “Dealer Group”) “beneficially own” (within the meaning of Section 13 of the Exchange Act) without duplication on such day and (B) the denominator of which is the number of Shares outstanding on such day. The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (1) the numerator of which is the sum of (x) the product of (i) the Number of Options, (ii) the Option Entitlement and (iii) the Applicable Percentage and (y) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty, and (2) the denominator of which is the number of Shares outstanding. Except for the transfer contemplated in the proviso to the first sentence of this Section 8(f), in the case of a transfer or assignment by Counterparty or Dealer of its rights and obligations hereunder and under the Agreement, in whole or in part (any such Options so transferred or assigned, the “Transfer Options”), to any party, withholding of such consent by the other party (the “Remaining Party”) shall not be considered unreasonable if such transfer or assignment does not meet the reasonable conditions that the Remaining Party may impose including, but not limited, to the following conditions:
     (A) With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 8(e) or any obligations under Section 2 (regarding Extraordinary Events) or 8(d) of this Confirmation;
     (B) Any Transfer Options shall only be transferred or assigned to a third party that is a U.S. person (as defined in the Internal Revenue Code of 1986, as amended);
     (C) Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such transferee (including, but not limited to, undertakings with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of the Remaining Party, will not expose the Remaining Party to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such transferee and the transferor as are requested and reasonably satisfactory to the Remaining Party;
     (D) The Remaining Party will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that the Remaining Party would have been required to pay to the transferor in the absence of such transfer and assignment;
     (E) An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;
     (F) Without limiting the generality of clause (B), the transferor shall have caused the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by the Remaining Party to permit the Remaining Party to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and
     (G) The transferor shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by the Remaining Party in connection with such transfer or assignment.
     (g) Staggered Settlement. Dealer may, by notice to Counterparty prior to any Settlement Date (a “Nominal Settlement Date”), if the delivery of Shares owed by Dealer on such Nominal Settlement Date would otherwise have resulted in an Excess Ownership Position, elect to deliver the Shares on one or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:
     (i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the earlier of the relevant Conversion Date and the first day of the relevant Cash Settlement Averaging Period) or delivery times and how it will allocate the Shares it is required to deliver under “Delivery Obligation” (above) among the Staggered Settlement Dates or delivery times; and
     (ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.
     (h) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.
     (i) No Netting and Set-off. The provisions of Section 2(c) of the Agreement shall not apply to the Transaction. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party, whether arising under the Agreement, under any other agreement between parties hereto, by operation of law or otherwise.
     (j) Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that the obligations of Counterparty under this Confirmation are not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement. For the avoidance of doubt, nothing in this Confirmation shall be interpreted as requiring the Counterparty to deliver cash in respect of the settlement of the Transaction, except in circumstances where the required cash settlement thereof is permitted for classification of the contract as equity by ASC 815-40 (formerly EITF 00-19) as in effect on the relevant Trade Date.
     (k) Adjustments. Dealer acknowledges and agrees that any adjustment by the Calculation Agent to the terms of the Transaction on or after the Trade Date that affects the Delivery Obligation would be an adjustment that is based on factors that would serve as an input to or theoretical modeling assumptions for the fair value of a fixed-for-fixed option on equity shares. These factors may include Counterparty’s stock price and additional variables, including the strike price of the instrument, term of the instrument, expected dividends or other dilutive activities, stock borrow cost, interest rates, stock price volatility, Counterparty’s credit spread or the ability to maintain a standard hedge position in the underlying shares.
     (l) Early Unwind. In the event the sale by Counterparty of the Convertible Securities is not consummated pursuant to the Underwriting Agreement for any reason by the close of business in New York on August 9, 2010 (or such later date as agreed upon by the parties, which in no event shall be later than August 16, 2010)(August 9, 2010 or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and the Transaction and all of the respective rights and obligations of Dealer and Counterparty hereunder shall be cancelled and terminated and Counterparty shall pay to Dealer, other than in cases involving a breach of the Underwriting Agreement by the underwriters, an amount in cash equal to the aggregate amount of costs and expenses relating to the unwinding of Dealer’s hedging activities in respect of the Transaction (including market losses incurred in reselling any Shares purchased by Dealer or its affiliates in connection with such hedging activities, unless Counterparty agrees to purchase any such Shares at the cost at which Dealer purchased such Shares) or, at the election of Counterparty, deliver to Dealer Shares with a value equal to such amount, as determined by the Calculation Agent, in which event the parties shall enter into customary and commercially reasonable documentation relating to the registered or exempt resale of such Shares. Following such termination, cancellation and payment or delivery, each party shall be released and discharged by the other party from, and agrees not to make any claim against the other party with respect to, any obligations or liabilities of either party arising out of, and to be performed in connection with, the Transaction either prior to or after the Early Unwind Date. Dealer and Counterparty represent and acknowledge to the other that upon an Early Unwind and following the payment referred to above, all obligations with respect to the Transaction shall be deemed fully and finally discharged.
     (m) Governing Law. THE AGREEMENT, THIS CONFIRMATION AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT AND THIS CONFIRMATION SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE, OTHER THAN TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
     (n) Amendment. This Confirmation and the Agreement may not be modified, amended or supplemented, except in a written instrument signed by Counterparty and Dealer.

     (o) Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     9. Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction by, among other things, the mutual waivers and certifications provided herein.
     10. Submission to Jurisdiction. Section 13(b) of the Agreement is deleted in its entirety and replaced by the following:
“Each party hereby irrevocably and unconditionally submits for itself and its property in any suit, legal action or proceeding relating to the Agreement and/or the Transaction, or for recognition and enforcement of any judgment in respect thereof, (each, “Proceedings”) to the exclusive jurisdiction of the Supreme Court of the State of New York, sitting in New York County, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof. Nothing in this Confirmation or the Agreement precludes either party from bringing Proceedings in any other jurisdiction if (A) the courts of the State of New York or the United States of America for the Southern District of New York lack jurisdiction over the parties or the subject matter of the Proceedings or decline to accept the Proceedings on the grounds of lacking such jurisdiction; (B) the Proceedings are commenced by a party for the purpose of enforcing against the other party’s property, assets or estate any decision or judgment rendered by any court in which Proceedings may be brought as provided hereunder; (C) the Proceedings are commenced to appeal any such court’s decision or judgment to any higher court with competent appellate jurisdiction over that court’s decisions or judgments if that higher court is located outside the State of New York or Borough of Manhattan, such as a federal court of appeals or the U.S. Supreme Court; or (D) any suit, action or proceeding has been commenced in another jurisdiction by or against the other party or against its property, assets or estate and, in order to exercise or protect its rights, interests or remedies under the Agreement or this Confirmation, the party (1) joins, files a claim, or takes any other action, in any such suit, action or proceeding, or (2) otherwise commences any Proceeding in that other jurisdiction as the result of that other suit, action or proceeding having commenced in that other jurisdiction.”
     11. Role of Agent. Each party agrees and acknowledges that (i) J.P. Morgan Securities Inc., an affiliate of Dealer (“JPMSI”), has acted solely as agent and not as principal with respect to this Transaction and (ii) JPMSI has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of this Transaction (including, if applicable, in respect of the settlement thereof). Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under this Transaction.
     12. Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Dealer obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

     Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to EDG Confirmation Group, J.P. Morgan Securities Inc., 277 Park Avenue, 11th Floor, New York, NY 10172-3401, or by fax to (212) 622 8519.

Very truly yours, J.P. Morgan Securities Inc., as agent for JPMorgan Chase Bank, National Association
By:
Authorized Signatory
Name:

Accepted and confirmed
as of the Trade Date:

TELEFLEX INCORPORATED
By:
Name:
Title:

JPMorgan Chase Bank, National Association
Organised under the laws of the United States as a National Banking Association
Main Office 1111 Polaris Parkway, Columbus, Ohio 43271
Registered as a branch in England & Wales branch No. BR000746
Registered Branch Office 125 London Wall, London EC2Y 5AJ
Authorised and regulated by the Financial Services Authority